As filed with the Securities and Exchange Commission on October 21, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Blue Gold Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Mourant Governance Services (Cayman) Limited 94 Solaris Avenue, Camana Bay Grand Cayman, Cayman Islands	KY1-1108
(Address of Principal Executive Offices)	(Zip Code)

Blue Gold Limited

2025 Equity Incentive Plan

(Full title of the plan)

Corporation Service Company

251 Little Falls Drive

Wilmington, DE 19808

(Name and address of agent for service)

(800) 221-0102

(Telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky Esq.
Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor

Iselin, NJ 08830
(732) 395-4400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Blue Gold Limited (the “Company”) hereby incorporates by reference into this registration statement the following documents filed with Securities and Exchange Commission (the “Commission”):

1.	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025 filed on April 29, 2026;

2.	The Company’s Reports on Form 6-K furnished with the SEC on May 6, 2026, May 20, 2026, June 1, 2026, June 15, 2026, July 6, 2026, July 8, 2026, July 9, 2026, July 13, 2026, July 16, 2026, July 27, 2026, July 28, 2026, September 24, 2026 and October 8, 2026; and

5.	The description of the Company’s Class A ordinary shares incorporated by reference in the Company’s registration statement on Form 8-A (File No. 001-42717) filed with the Commission on June 25, 2025, including all amendments or reports filed by us for the purpose of updating those descriptions.

In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this Registration Statement which indicated that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting the Company at the following address:

Blue Gold Limited

Mourant Governance Services (Cayman) Limited

94 Solaris Avenue, Camana Bay

Grand Cayman, KY1-1108

Cayman Islands

Tel: +1 (345) 949 4123

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Blue Gold Limited’s Amended and Restated Memorandum and Articles of Association provide that every director or officer of the Company shall be indemnified against any liability incurred by that director or officer as a result of any act or failure to act in carrying out their functions other than such liability (if any) that the director or officer may incur by their own actual fraud, willful default or willful neglect. This standard of conduct is generally the same as permitted under Delaware corporate law for a Delaware corporation. In addition, Blue Gold Limited entered into indemnification agreements with its directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in the Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Blue Gold Limited entered into indemnification agreements with its directors and senior executive officers that provide such persons with additional indemnification beyond that provided in the Amended and Restated Memorandum and Articles of Association.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description
3.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F filed on April 29, 2026).
5.1*	Opinion of Mourant Ozannes (Cayman) LLP
23.1*	Consent of Lao Professionals, independent registered public accounting firm
23.2*	Consent of PKF Littlejohn LLP, independent registered public accounting firm of Blue Gold Limited and BGHL
23.3*	Consent of Mourant Ozannes (Cayman) LLP (included in Exhibit 5.1).
23.4*	Consent of Kimathi & Partners, Corporate Attorneys
23.5*	Consent of SLR Consulting Ltd. (formerly Wardell Armonstrong International) in connection with Technical Report Summary
23.6*	Consent of Dr. John Arthur in connection with Technical Report Summary
23.7*	Consent of Pannell Kerr Forster of Texas P.C., independent registered public accounting firm of Blue Gold Limited and BGHL
24.1*	Powers of Attorney (included on signature page)
99.1*	Blue Gold Limited 2025 Equity Incentive Plan.
107*	Calculation of Filing Fee Table

*	Filed herewith.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Grand Cayman, Cayman Islands on October 21, 2026.

Blue Gold Limited (Registrant)

By:	/s/ Kevin Clark
Kevin Clark
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints Kevin Clark as his true and lawful attorney-in-fact, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including any post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the date indicated.

Name and Title	Date

/s/ Kevin Clark	October 21, 2026
Kevin Clark
Executive Chairman
(principal executive officer)

/s/ Shah Nawaz	October 21, 2026
Shah Nawaz
Chief Financial Officer
(principal financial officer and principal accounting officer)

/s/ David Edward	October 21, 2026
David Edward, Director

/s/ Phil Newall	October 21, 2026
Phil Newall, Director

/s/ Gary Herman	October 21, 2026
Gary Herman, Director

/s/ Candice Beaumont	October 21, 2026
Candice Beaumont, Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Blue Gold Limited has signed this registration statement or amendment thereto in New York, New York on October 21, 2026.

Authorized U.S. Representative

By:	/s/ Gary Herman
Name:	Gary Herman
Title:	Authorized Representative in the United States